EXHIBIT 99.1

FORT WORTH, TEXAS, JANUARY 17, 2012

RANGE RESOURCES CORPORATION (NYSE: RRC) today provided information on production volumes, price realizations and its hedging position. Fourth quarter 2011 production volumes averaged 625 Mmcfe per day, a record high for Range. Fourth quarter 2011 production increased 16% over the prior-year period and was 16% higher than third quarter 2011. Production for full-year 2011 averaged 554 Mmcfe per day, a 12% increase over 2010. This represents Range’s eighth consecutive year of double-digit production growth. Adjusting for the sale of the Barnett properties at the end of April 2011, the 12% production growth in 2011 would have been 36%.

The Company announced its preliminary fourth quarter 2011 natural gas, NGLs and oil price realizations (including the impact of cash-settled hedges and derivative settlements which would correspond to analysts’ estimates) averaged $5.44 per mcfe. This represents a 2% increase from the prior-year period. Production and preliminary realized prices by each commodity for the fourth quarter were: natural gas – 491 Mmcfe per day ($4.14), natural gas liquids – 16,931 barrels per day ($54.31) and crude oil – 5,409 barrels per day ($83.71).

During the fourth quarter, Range increased its commodity hedge position. The Company currently has approximately 75% of its anticipated natural gas production for 2012 hedged at a weighted average floor of $4.45 per Mmbtu, net of premium payments. In addition, Range has a material portion of its 2013 anticipated natural gas production hedged at a floor price of $4.73 per Mmbtu. Range’s updated hedge position is shown in the table below.

Commenting on the announcement, Jeff L. Ventura, Range’s President and CEO, said, “Our fourth quarter production results exceeded guidance. Achieving our eighth year of double-digit production growth, despite selling our Barnett properties in April, is a terrific accomplishment by our team. With a significant portion of our 2012 and 2013 natural gas hedged, we are well positioned to continue to generate attractive returns during this period of low natural gas prices. Our large inventory of high-return, liquid-rich projects, low cost structure and strong financial position, provides us substantial flexibility as we continue to focus on creating value per share for our shareholders.”

	Volumes Hedged	Average Floor Price	Average Cap Price	Premium (Paid) or Received

Natural Gas —	MMbtu/day

2012 Gas Collars	234,887	$4.98	$5.50	$(0.23)
2012 Gas Swaps	182,486	$4.06		$(0.02)

2013 Gas Collars	240,000	$4.73	$5.20	—

2014 Gas Collars	90,000	$4.25	$4.85	—

Natural Gas Liquids —	Bbls/day	(C5 Mt. Belvieu Natural Gasoline Non-TET)

2012 NGL Swaps	12,000	$96.28		—
2013 NGL Swaps	6,000	$87.33		—

Crude Oil —	Bbls/day

2012 Oil Collars	2,000	$70.00	$80.00	$7.50
2012 Oil Calls	4,700	$85.00		$13.71

2013 Oil Collars	3,000	$90.60	$100.00	—
2013 Oil Swaps	3,000	$95.55		—

2014 Oil Collars	2,000	$85.55	$100.00	—
2014 Oil Swaps	2,000	$92.75		—

The information in this release is unaudited. Audited and final results, including final fourth quarter 2011 product price realizations (including the impact of cash-settled hedges and derivative settlements) will be provided in our Annual Report on Form 10-K for the year ended December 31, 2011 currently planned to be filed with Securities and Exchange Commission by the end of February or early March 2012.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent natural gas company operating in the Appalachia and Southwest regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated production, attractive rates of return, cost structure, financial flexibility and financial position are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission which are incorporated by reference. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

SOURCE: Range Resources Corporation

Investor Contacts:

Rodney Waller, Senior Vice President

817-869-4258

David Amend, Investor Relations Manager

817-869-4266

Laith Sando, Senior Financial Analyst

817-869-4267

or

Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

www.rangeresources.com

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